EXHIBIT A
Information Required by Instruction C to Schedule 13D
Item 2 (a)-(c)

In addition to Mark C. Winmill and Thomas B. Winmill, the trustees of the Winmill Family Trust (the “Trust”) are William Winmill and Woodworth Winmill, sons of Thomas B. Winmill.

In addition to Mark C. Winmill and Thomas B. Winmill, the directors of Winmill & Co. Incorporated (“Winco”) are William Winmill and Woodworth Winmill, sons of Thomas B. Winmill, John Arbolino, Mark Hansen, and North Sturtevant.

In addition to Thomas B. Winmill, the directors of Midas Securities Group, Inc. (“MSG” or the “Broker-Dealer”) are Thomas O’Malley.

In addition to Mark C. Winmill, the directors of Tuxis Corporation (“TUXS”) are Timothy E. Taft and Susan E. Parker.

The Trust does not have any executive officers.

The executive officers of Winco and MSG, in addition to Thomas B. Winmill and Mark C. Winmill, are Thomas O’Malley, Donald Klimoski II, Russell Kamerman, Heidi Keating, and Louis Soulios.

The executive officers of TUXS, in addition to Mark C. Winmill are Thomas O’Malley and Donald Klimoski II.

THE TRUST, WINCO, MSG AND TUXS (OTHER THAN MARK C. WINMILL AND THOMAS B. WINMILL)

Name	Present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted
William Winmill
Trustee of the Trust. Director of Bexil Corporation (“BXLC”) and Winco since 2021 and Investor at Chester Holdings, a family investment office in Greenwich, CT, 2021 – present. Previously, he served as Vice President and/or in such other capacities of BXLC, Winco, its affiliates, and the Issuer, from 2014 – 2019.  He graduated from Columbia University Graduate School of Business in 2021. William is the son of Thomas B. Winmill.

Woodworth Winmill
Trustee of the Trust. Associate at Milberg, PLLC from May 2025 - present, director of Winco 2021  - present, and director of BXLC 2023  - present. Previously, he served in various employment or other capacities of the BXLC, Winco, its affiliates, and the Issuer, from 2016  - 2017.  He graduated from Columbia Law School in 2021. Woodworth is the son of Thomas B. Winmill.

John Arbolino	Director of Winco. Mr. Arbolino has also served as Vice President of Corporate Development at Solomon Page Group, LLC, 2014 – 2017 and is principal at Boothroyd & Co, 2017 – present.

Mark Hansen	Director of Winco. Mr. Hansen also serves as Diocesan Missioner for Latino Ministry and Ecumenical Officer, 2022 - present.

North Sturtevant	Director of Winco. Mr. Sturtevant also serves as Principal/CEO of JSA Inc. Architects.

Timothy E. Taft
Director of TUXS.  Mr. Taft is President and Chief Executive Officer of Taft Energy, LLC, a manager of numerous gas and oil wells located throughout the Gulf Coast of the United States including Texas and Louisiana.

Susan E. Parker	Director of TUXS. Ms. Parker previously worked in cargo marketing and sales for KLM Royal Dutch Airlines and Deutsche Post DHL Group.

Thomas O’Malley	Chief Accounting Officer, Chief Financial Officer, Vice President, and Treasurer of the Issuer, the Funds, the Advisers, the Broker-Dealer, BXLC, Winco and TUXS.

Donald Klimoski II
Senior Vice President – Operations, Chief Compliance Officer, Secretary, and General Counsel of the Issuer. Assistant Secretary, Assistant General Counsel, and Assistant Chief Compliance Officer of the Funds, the Advisers, the Broker-Dealer, and BXLC. Chief Compliance Officer, Secretary, and General Counsel of TUXS. He is Chief Compliance Officer, Secretary, and Co-General Counsel of Winco.

Heidi Keating	Vice President of the Funds, the Advisers, the Broker Dealer, BXLC, Winco, the Issuer, and TUXS.

Russell L. Kamerman
Assistant Chief Compliance Officer, Assistant General Counsel, and Assistant Secretary of the Issuer and TUXS.  Chief Compliance Officer, General Counsel, and Secretary of the Funds, the Advisers, the Broker-Dealer, BXLC, and BAL. He is Co-General Counsel, Assistant Chief Compliance Officer, and Assistant Secretary of Winco.

Louis Soulios	Vice President, Finance, of the Issuer, Funds, the Advisers, the Broker-Dealer, BXLC, TUXS, and Winco. He is a certified public accountant.

 Item 2 (d)-(f)

To the best of the Reporting Persons’ knowledge and information, during the past five years,  none of the individuals named above have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and none of the individuals named above were a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

To the best of the Reporting Persons’ knowledge and information, each individual named above is a citizen of the United States.

Item 5

The following table presents certain information regarding the direct and/or indirect beneficial ownership of the Issuer's shares as of December 4, 2025 by each foregoing officers and directors, other than Mark C. Winmill and Thomas B. Winmill; provided, however: MSG, Winco, the Trust, disclaim beneficial ownership of the Shares held by Thomas B. Winmill; MSG, Winco, the Trust, disclaim beneficial ownership of the Shares held by Mark C. Winmill; the Trust, Thomas B. Winmill, MSG, Winco, the Trust, disclaim beneficial ownership of the Shares held by TUXS.

Name of Officer or Director	Number of Shares
William Winmill	55
Woodworth Winmill	0

John Arbolino	0
Mark Hansen	0
North Sturtevant	0

Timothy E. Taft	0
Susan E. Parker	0

Thomas O’Malley	80,640
Donald Klimoski II	86,500
Russell Kamerman	5,425
Louis Soulios	3,000
Heidi Keating	1,218